Exhibit 10.27

Mustang Island Block 758 Participation Agreement

By And Between

Rampant Lion Energy, LLC

And

Medco Energi US LLC

ARTICLE 6 Drilling of Wells, Non-Exclusive Area	5
6.1 Wells Ready To Drill	5
6.2 Payout Defined	5
6.2.1. Production Income Defined	5
6.2.2. Drilling Costs Defined	5
6.2.3. Operating Costs Defined	5
6.3 Manner Of Exercising Option	5
6.4 Effect of Not Exercising Option	6
6.5 Drilling of Exploratory Test Well	6
6.6 Operations After Drilling of Exploratory Test Well	6
ARTICLE 7 Area of Mutual Interest	6
7.1 Leases Excluded from AMI	6
7.2 Newly Acquired Properties	7
7.3 Assignments of Newly Acquired Properties	7
7.4 Newly Acquired Properties Not Subject to Agreement..	7
ARTICLE 8 Participation By Others In Wells and Leases..	7
8.1 Third Party Participations	7
8.2 Restrictions on Third Party Participation	7
ARTICLE 9 Operations On AMI	8
ARTICLE 10 Seismic Data	8
ARTICLE 11 Confidentiality of Information	8
11.1 Confidential Information Defined	8
11.2 Non-Disclosure of Confidential Information	8
11.3 Authorized Disclosures	8
11.4 Specific Remedy for Improper Disclosures.	8
ARTICLE 12 Term; Termination.	9
12.1 Term	9
12.2 Certain Matters To Survive Termination	9
ARTICLE 13 Broker's Fees and Commissions	9
ARTICLE 14 Notices	9
14.1 Notices to Representatives	9
14.1.1. RLE Notice Address:	9
14.1.2. MEUS Notice Address:	9
14.2 Methods Of Providing Notices.	9
14.3 Emergency Provisions	10
ARTICLE 15 Relationship Of The Parties	10
15.1 No Partnership	10
15.2 No Fiduciary Relationship	10
15.3 Elections	10
ARTICLE 16 Force Majeure	10
16.1 Force Majeure	10
16.2 Notice Of Force Majeure Required	11
ARTICLE 17 Disputes	11
17.1 Dispute Defined	11
17.2 Mediation Proceedings	11
17.3 Arbitration	11
ARTICLE 18 Miscellaneous Matters	11
18.1 Further Assurances	11
18.2 Calculation of Days	11
18.3 Governing Law	11
18.4 Waiver Of Breach	11
18.5 Amendments	11
18.6 Not To Be Construed Against The Drafter	12
18.7 Interpretation Of Agreement	12
18.8 Execution; Counterpart Execution	12
18.9 Execution By Facsimile	12

Exhibits

Exhibit A	Map, Lease	13
Exhibit B	Form Of Assignment	14
Exhibit C	Form Of Joint Operating Agreement	--
Exhibit D	Information Requirements	17

Mustang Island Block 758 Participation Agreement

       This Mustang Island Block 758 Participation Agreement is made and entered into on the Effective Date by and between Rampant Lion Energy, LLC, and Medco Energi US LLC.

       For and in consideration of the mutual undertakings of the Parties, RLE and MEUS have agreed, and do hereby agree, as follows:

ARTICLE 1

Definitions

    1.1  Defined Terms, Capitalized terms used throughout this Agreement shall have the definitions set forth in this Article 1, unless otherwise indicated by the context. Other terms defined in other Articles or Sections of this Agreement shall have the meanings attributed to them as set forth in those other Articles or Sections. The defined terms are:

       1.1.1.  "AAA" has the meaning set forth in Section 17.2.

       1.1.2.  "Accounting Procedure" means the Accounting Procedure, Joint Operations, substantially in the form of Exhibit "C" to the Joint Operating Agreement.

       1.1.3.  "AFE" means an Authorization for Expenditure.

       1.1.4.  "Affiliate" means any corporation, limited liability company, partnership, trust or other entity which is controlled by, controls or is under common control of a Party; control shall mean the ownership of more than 25% of a Party's or a Party's Affiliates' shares or other evidence of ownership.

       1.1.5.  "Agreement" means this Mustang Island Block 758 Participation Agreement.

       1.1.6.  "AMI" means nine contiguous blocks in the Mustang Island Area, as depicted on the OCS Leasing Map, Texas Map No. 3, consisting of Blocks 737,738,739, 757, 758, 759, 761, 762 and 763 with the Lease located as the central block thereof.

       1.1.7.  "Code" means the Internal Revenue Code of 1986, as amended.

       1.1.8.  "Confidential Information" has the meaning set forth in Section 11.1.

       1.1.9.  "Contract Depth" means, with regard to die Initial Well, the greater of (1) a depth sufficient to penetrate and test the Marg A-2 Sand, expected to be encountered at a depth of 8750 feet; or (2) a subsea depth of 9500 feet. MEUS may, at its option, drill the Initial Well to a deeper depth, including but not limited to, the Marg A-5 Sand, expected to be encountered at a subsea depth of 10600 feet. If MEUS elects to drill the Initial Well to the deeper depth, then the term "Contract Depth" shall mean the depth actually reached in the Initial Well.

       1.1.10.  "Downthrown Portion" means that portion of the Exclusive Area lying to the south and east of the dashed yellow line within the Exclusive Area, as depicted on the map or plat attached as Exhibit A.

       1.1.11.  "Drilling Costs*1 has the meaning set forth in Section 6.2.2.

       1.1.12.  "Effective Date" means May 24, 2006, whether this Agreement has been executed on, before or after the Effective Date.

       1.1.13.  "Exclusive Area" means the lower 5A**S of the west half and the west V** of the Southeast Quarter or approximately 2,280 acres of the Lease lying within the solid yellow line on the map or plat attached as  Exhibit A, consisting of the Downthrown Portion and the Upthrown Portion, both of which are depicted on the map or plat attached as Exhibit A.

       1.1.14.  "Exhibit" means an exhibit to this Agreement, each of which is incorporated into this Agreement by reference thereto. The Exhibits are as follows:

          1.1.14.1.  Exhibit A, Map of Lease

          1.1.14.2.  Exhibit B, Form of Assignment

          1.1.14.3.  Exhibit C, Form of Joint Operating Agreement

          1.1.14.4.  Exhibit D, In formation Requirements

       1.1.15.  "Existing Burdens" means all royalties, overriding royalties or other interests out of or with respect to  production, the owners of which are not responsible for any of the costs and expenses of drilling, exploring, producing or operating wells on the Lease.

       1.1.16.  "Exploratory Test Well" has the meaning set forth in Section 6.1.

       1.1.17.  "Initial Well" has the meaning set forth in Section 4.1.

       1.1.18. "Joint Operating Agreement" means a joint operating agreement, substantially in the form of the Joint Operating Agreement attached as Exhibit C to this Agreement.

       1.1.19.  "Lease" means that certain oil and gas lease bearing serial number OCS-G 23135, dated October 1, 2001, and originally issued to Paragon Petroleum, Inc. and DDD Energy, Inc. as lessees, covering the entirety of Block 758, Mustang Island Area, OCS Leasing  Map, Texas Map No. 3 and located in Federal waters offshore of the State of Texas, and consisting of 5,760 acres, more or less.

       1.1.20.  "MEUS" means Medco Energi US LLC, a Louisiana limited liability company.

       1.1.21.  "MMS" means the Mineral Management Service, an agency of the United States government.

       1.1.22.  "Net Revenue Interest" expressed as a percentage, means that share of production allocated to the owners of the Working Interest, after deducting from the Working Interest, the share of production attributable to the owners of Existing Burdens.

       1.1.23.  "Newly Acquired Property" shall have the meaning set forth in Section 7.2.

       1.1.24.  "Non-Acquiring Party" shall have the meaning set forth in Section 7.2.

       1.1.25.  "Non-Exclusive Area" means the portion of the Lease lying to the north and east of the Exclusive Area, being  approximately 3,480 acres, as depicted on the map or plat attached as Exhibit A.

       1.1.26.  "Non-Operator" means any  party to the Joint Operating Agreement other than the Operator.

       1.1.27.  "Notice" means a written notice, either an original or responsive document, which has been delivered in accordance with the provisions of Article 14.

       1.1.28.  "Operating Costs" has the meaning set forth in Section 6.2.3.

       1.1.29.  "Operator" means the party designated as Operator in the Joint Operating Agreement.

       1.1.30.  "Party1” means a party to this Agreement, and "Parties" means both of the parties to this Agreement.

       1.1.31.  "Payout" has the meaning set forth in Section 6.2.

       1.1.32.  "PP” means Paragon Petroleum, Inc., a Texas corporation.

       1.1.33.  "Production Income" has the meaning set forth in Section 6.2.1.

       1.1.34.  "RLE"  means Rampant Lion Energy, LLC, a Louisiana limited liability company.

       1.1.35.  "Treasury Regulations" means the Regulations promulgated by the Secretary of the Treasury pursuant to the Code.

       1.1.36.  "Third Party" means any individual, corporation, partnership, trust or other entity which is recognized as an entity capable of entering into contracts or owning real property and which is not an Affiliate of either Party.

       1.1.37.  "Upthrown Portion" that portion of the Exclusive Area lying to the north and west of the dashed yellow line within the Exclusive Area, as depicted on the map or plat attached as Exhibit A.

       1.1.38.  "Working Interest, " expressed as a percentage, means that share of costs and expenses of drilling, exploring, producing or operating wells on the Lease.

ARTICLE 2

Payments By MEUS

     2.1  Initial Payment. Before the close of banking business on May 26, 2006, MEUS shall pay, by wire transfer to an account designated by RLE by Notice to MEUS, the sum of $350,000.00.

     2.2  Reimbursement of Expenses. Before the close of banking business on May 26, 2006, MEUS shall pay, by wire transfer to an account designated by RLE by Notice to MEUS, a sum equal to the expenses incurred by RLE in respect of the Lease as set forth on RLE's invoice in the amount of $114,245-62 delivered to MEUS on the Effective Date. Within sixty days of the Effective Date, RLE may provide a supplemental invoice to MEUS for any additional expenses which may not have been included in RLE's original invoice, but which shall be limited to any additional out-of-pocket expenses paid to Third Parties in respect of fees and expenses related to engineering, permitting, regulatory, bonding expenses, legal, land and other consultants and which were incurred in respect of the Lease. RLE shall not invoice MEUS for any consideration paid by RLE to RLE's predecessor in title.

     2.3  Effect of Failure to Pay. The failure of MEUS to transfer the sums required in Section 2.1 or in the first sentence of Section 2.2 on the date and by the time provided shall, at RLE's option, be an event of termination of this Agreement, and RLE may terminate this Agreement, as of and at the close of banking business on May 26,2006 by providing a Notice to MEUS to that effect. If MEUS fails to pay the amounts required to be paid in accordance with the second sentence of Section 2.2 within 30 days of the date of the invoice  therefor, the sums then due shall bear interest at the rate provided in the Accounting Procedure for overdue payments, and MEUS shall be deemed to be a defaulting party under the terms of the Joint Operating Agreement.

ARTICLE 3

Assignments; Transfers and Bonds

     3.1  Assignment. Unless RLE has terminated this Agreement as provided in Section 2.3, then, no later than the close of business on May 31, 2006, RLE shall execute, acknowledge and deliver to MEUS an assignment of interests, substantially in the form attached as Exhibit B, together with any additional assignments of operating rights or other instruments which may be required by the MMS, which shall transfer to MEUS a 43.75% Working Interest in the Lease, and shall entitle MEUS, by virtue of such assignment to a Net Revenue Interest of 77% of 43.75% in and to the production to be obtained from the Lease. It shall be the  responsibility of MEUS to record the assignment in any county records that it may desire, and MEUS shall likewise be responsible for filing the same with the MMS and obtaining all approvals from the MMS whish may then be required.

     3.2  Transfer of Permits. The Parties will cooperate to effect, as promptly as possible, the assignment or transfer of all permits, licenses or other rights (other than the assignments provided for in Section 3.1, which are governed by the terms of that Section) which may be assigned or transferred and which are required or necessary for MEUS to assume and to conduct operations on the Lease. The Parties acknowledge that some permits or licenses may not be transferred, and in that instance, MEUS shall promptly undertake to obtain the required permits and licenses which it might then have to obtain. RLE shall make available all books, records and other data which it may have in its possession and which may be necessary or useful to MEUS to review or copy, at the offices of RLE. In addition, RLE shall request that its consultants cooperate with MEUS to ensure the timely and efficient transfer of all permits, licenses or other rights, but any fees or expenses charged by such consultants for such cooperation shall be at the expense of MEUS.

     3.3  Bonds.  RLE has posted a lease bond in the amount of $500,000, with a surety, and has obtained a letter of credit as security for the bond. The Parties understand that the MMS will require that MEUS substitute its lease bond for the current lease bond of RLE, and, pursuant to such understanding, MEUS shall identify a surety company acceptable to the MMS, and shall post its lease bond, and obtain such security as may then be required by MEUS5 surety for the lease bond, and cooperate with RLE to obtain a timely release of RLE's bond. At the time that the Initial Well is completed as a commercial well, the Parties understand that a supplemental bond will then be required by the MMS, which shall be posted by MEUS as may then be required, with RLE providing security therefor, in an amount equal to the amount of security then required by MEUS5 surety, multiplied by RLE's then current Working Interest. If a Third Party acquires an interest in the Lease, and the Third Party has an area-wide bond which may be substituted for the current lease bond, or the lease bond to be posted by MEUS, or if either MEUS or RLE should acquire an area-wide bond or should the Parties otherwise be exempt from the requirements of posting a lease bond, the Parties will cooperate with each other to the end that any security posted by either or both of them shall be released as promptly as possible.

ARTICLE 4

Initial Well

     4.1  Initial Well RLE has selected (he location for the drilling of a well on the Downthrown Portion (the "Initial Well") and has provided MEUS the data and information which has lead RLE to select that location. MEUS shall, as promptly as possible, review the data and information, and thereafter determine the drilling, casing and completion program for the Initial Well, and select a location for the Initial Well, which need not be the same location as that proposed by RLE, but shall, in any event, be a location on the Downthrown Portion in the Exclusive Area, and then MEUS shall prepare and circulate an AFE on MEUS" customary form for the estimated costs and expenses of drilling the Initial Well to Contract Depth. MEUS shall, as promptly as possible, select a drilling contractor and rig which is capable of drilling the Initial Well to Contract Depth, and as soon as practical thereafter, cause the rig to move onto the location and commence drilling operations for the Initial Well. All drilling operations for the Initial Well shall be conducted in accordance with the terms of the Joint Operating Agreement. All costs and expenses necessary to plan, permit and drill the Initial Well to Contract Depth shall be borne and paid in the proportions of 87.50% by MEUS and 12.50% by RLE. When, as and if the Initial  Well has reached its Contract Depth (or such  lesser depth as the parties may agree) and an appropriate series of logs have been run, MEUS as Operator, shall provide RLE with a recommendation whether the Initial  Well should be completed as a well potentially productive of oil and gas or whether the Initial Well should be plugged and abandoned. RLE shall have a period of not less than 48 hours, exclusive of Saturdays, Sundays and holidays (or if the Joint Operating Agreement provides for a longer period, then the longer period) to make its election whether to participate in the completion attempt or to surrender RLE's rights in the Initial Well. If RLE elects to participate in the completion attempt, and MEUS has made a similar election, then all costs and expenses after such election shall be borne in proportions of 56.25%, RLE and 43.75%, MEUS. If RLE elects not to participate in the completion, then all further costs and expenses of completion shall be borne  solely by MEUS, and RLE shall be entitled to a 2% overriding royalty interest in and to all production from the Initial Well, as its sole compensation. If MEUS elects not to participate in the completion attempt, but RLE should elect to participate, then MEUS shall turn over operations to RLE, and RLE shall attempt to complete the Initial Well at RLE's sole cost and expense, but MEUS shall be liable for 87.50% of all costs up to casing point. If both parties elect to abandon the Initial Well, all costs and expenses of plugging and abandoning the same shall be borne and paid in the proportions of 87.50% by MEUS and 12.50% by RLE. The failure of RLE to inform MEUS of RLE's election shall be deemed an election by RLE not to participate in the completion attempt       4.2    Participation By PPI and Others. With regard to the share of the Working Interest which is allocated to RLE, a portion of that Working Interest is subject to prior agreements with PPI and certain Third Parties, all as more particularly detailed in those agreements, true, correct and complete copies of which have been, or will be, delivered by RLE to MEUS. In regard to the PPI Working Interest, PPI is entitled to a 10% Working Interest after "project payout5* which is defined as the payout of the first two wells drilled on the Lease. When the PPI Working Interest becomes  effective, that shall be borne exclusively by RLE, and shall not be a burden upon, nor reduce, the MEUS5 Working Interest. The Working Interest of RLE is also shared with certain other Third Parties, all of whom  shall be named and identified in the Joint Operating Agreement or an exhibit thereto, as Non-Operators, but in no event shall the interests of those Third Parties increase or decrease the Working Interest or Net Revenue Interest of MEUS, as set forth in this Agreement

     4.3  Substitute Well If in the drilling of the Initial Well, MEUS should encounter formations or mechanical problems which, in MEUS' opinion, indicate that a reasonable and prudent operator would abandon the hole, then MEUS shall plug and abandon (either temporarily or permanently, as may then, in MEUS5 opinion, be reasonable and prudent).  In that event, MEUS shall promptly either (i) commence the drilling of a substitute well at a location selected by the Parties, and the substitute well shall, for all purposes of this Agreement, be deemed to be the Initial Well or (ii) notify RLE that it elects not to drill a substitute well.  If MEUS elects not to drill a substitute well, then MEUS shall relinquish all of its interest in the Lease and in this Agreement and shall reassign all of its interest in the Lease to RLE or RLE5s designee.

     4.4  Effect o/AFEs. The forwarding of AFE by MEUS, and the approval of that AFE by RLE, shall be an election by each Party to participate in the drilling of the well which is the subject of the AFE. The failure of RLE to execute an AFE or to return an executed AFE to MEUS within 30 days of the receipt of that AFE shall be an election by RLE not to participate in the drilling of the well (excluding the Initial Well) to which that AFE relates. The Parties recognize and agree, however, that AFEs represent the good faith effort by MEUS to estimate costs and expenses, and that the actual costs and expenses of drilling, completing and equipping or plugging and abandoning a well may vary from that set forth on an AFE, and that each Party shall bear and pay the actual costs and expenses of drilling, completing and equipping or plugging and abandoning a well, whether or not the same are less than, equal to or exceed the amounts set forth in the AFE. Nothing in the foregoing portions of this Section 4.4 shall be deemed to modify or amend any Party's right to conduct any audit of the actual costs and expenses and to take exception thereto.

ARTICLE 5

Joint Operating Agreement; Sharing Of Costs for Exclusive Area

     5.1  Joint Operating Agreement. All operations on the wells drilled in the Exclusive Area and, if MEUS exercises its option under Article 6,  in the Non-Exclusive Area pursuant to this Agreement shall be conducted pursuant to the terms of the Joint Operating Agreement, including, without limitation, the proposal of future wells, equipment and other matters set forth in the Joint Operating Agreement.

     5.2  Sharing Of Costs, Exclusive Portion. Except as provided in Article 4 regarding the allocation of costs and expenses for the drilling of the Initial Well (or, if applicable, the substitute well for the Initial Well), and subject to the provisions of Sections 4.2 and 5.4 in respect of the interests of PPI, as between the Parties, all costs and expenses of drilling, completing and equipping, or plugging and abandoning, any well drilled pursuant to the provisions of this Agreement and located on the Exclusive Area shall be allocated in the proportions of 56.25%, RLE and 43.75%, MEUS.

     5.3  Drilling Contracts.  All wells shall be drilled pursuant to a drilling contract, on a form promulgated by the International Association of Drilling Contractors or upon such other form as MEUS may negotiate, at rates agreed by MEUS, but in any event, the rates, whether for footage, standby or dayrate, in any drilling contract shall be in strict conformity with the requirements and provisions set forth in Section 5.7 of the Joint Operating Agreement. MEUS shall serve as the Operator thereof, and shall ensure and provide that all information and data acquired during the drilling of a well, including daily drilling reports, are timely provided to RLE. With respect to all wells drilled on the Lease, MEUS shall provide RLE the information described in Exhibit D.

     5.4  Rights In Third Parties. As provided in Section 4.2, PPI and other Third Parties have the right to participate  in respect of their respective Working Interest shares in future wells drilled on the Lease. Solely  with respect to the Working Interest held by PPI, PPI has, in addition to the right of a back in after payout for the Initial Well, the same quantum of right to back in after payout with regard to the second well drilled on the  Lease. Should PPI elect not to back in after payout, then any Working Interest which might then be available shall be shared equally between RLE and MEUS, that is, 50% to each, and RLE and MEUS shall likewise equally share the burden of any overriding royalty which may then be due to PPI.

ARTICLE 6

Drilling of Wells, Non-Exclusive Area

     6.1  Wells Ready To Drill MEUS shall have an option for a period of 18 months after the date the Initial Well is completed (as such date is set forth in any filings with the MMS) to elect to participate in the drilling of an exploratory well (the "Exploratory Test Well") in the Non-Exclusive Area. If MEUS elects to participate in the drilling of the Exploratory Test Well therein within the 18 month option period, then and in that event, as between MEUS and RLE the costs and expenses thereof shall be borne in the proportions of 75% by MEUS and 25% by RLE and, to the extent that PPI participates in the exploratory well, MEUS and RLE shall reduce their interests proportionately to take into effect the participation of PPI therein. MEUS shall be entitled to 75% of the revenues from the Exploratory Test Well (less any payments to holders of existing burdens and less the proportionate  share  of such  revenues paid to PPI, if any) until Payout, whereupon, at Payout, as between MEUS and RLE, the costs, expenses, revenues and existing burdens from the Exploratory Test Well  shall be shared equally between them.

     6.2  Payout Defined As used in this Agreement, "Payout" shall be computed on the cash method of accounting and shall occur when the cumulative Production Income derived from the Exploratory Test Well equals the Drilling Costs and the Operating Costs attributable to the Exploratory Test Well. For purposes of this Agreement, the following terms are defined as follows:

       6.2.1.  Production Income Defined The "Production Income" attributable to the Exploratory Test Well shall mean the proceeds realized from the sale of production from the Exploratory Test Well and attributable to the interest of MEUS, including therein MEUS' pro rata share of any severance taxes, excise taxes, windfall profits taxes or like taxes paid by MEUS, however, excluding therefrom the income or production attributable to Existing Burdens attributable to the Exploratory Test Well.

       6.2.2.  Drilling Costs Defined.  The "Drilling Costs" attributable to the Exploratory Test Well shall include all of the actual direct costs and expenses  of drilling, completing and equipping the Exploratory Test Well for production, including the costs and expenses of any platforms, production facilities and gathering lines to connect to any production platforms and/or hydrocarbon sales points, and incurred by MEUS in respect of the Exploratory Test Well, including, but not limited to, the costs and expenses of surveying, permitting, out-of-pocket costs for bonding, drilling, redrilling, side tracking, completing, coring, testing, logging, equipping for production and cleaning up the location.

       6.2.3.  Operating Costs Defined The "Operating Costs" attributable to the Exploratory Test Well shall include all costs incurred in operating the Exploratory Test Well, computed in accordance with the Accounting Procedure.

     6.3  Manner Of Exercising Option. At any time before the expiration of the option period, MEUS may exercise its option  by sending a Notice to RLE that MEUS has elected to exercise its option, and, if it elects to exercise the option in this fashion, within 30 days of the Notice, it shall prepare and send to RLE an AFE for the drilling of the Exploratory Test Well. Alternatively, MEUS may exercise its option by sending an AFE to RLE for the drilling of the Exploratory Test Well.

     6.4  Effect of Not Exercising Option. Should MEUS elect not to exercise its option in the manner and within the times provided in Section 6.3, or, if it should have exercised its option, and has not diligently attempted to secure a drilling rig, and, in any event, does not commence the actual drilling of the Exploratory Test Well within six months from the date of the exercise of its option or the date of the expiration of any permit issued in respect of the Exploratory Test Well, whichever is the lesser time, then MEUS shall not have any interest in the Non-Exclusive Area. The Parties  shall execute, acknowledge and deliver such assignments, bills of sale and other instruments as may the be necessary to properly evidence the ownership of the Parties in the Non-Exclusive Area, including, if necessary, a quitclaim of any rights by MEUS should it elect not to participate in the Non-Exclusive Area.  Concurrently with the preparation of the assignments referred to in the preceding sentence, the Joint Operating Agreement shall immediately cease to be applicable to the Non-Exclusive Area.

     6.5  Drilling of Exploratory Test Well If MEUS exercises its option, and commences the drilling of the Exploratory Test Well within the time provided, then all drilling and other operations shall be conducted in accordance with the provisions of the Joint Operating Agreement, although the sharing of costs and expenses for the Exploratory Test Well shall be borne as set forth in this Agreement. If in the drilling of the Exploratory Test Well, MEUS should encounter formations or mechanical problems which, in MEUS' opinion, indicate that a reasonable and prudent operator would abandon the hole, then MEUS shall plug and abandon (either temporarily or permanently, as may then, in MEUS'  opinion, be reasonable and prudent). In that event, MEUS shall  promptly either (i) commence the drilling of a substitute well at a location selected by the Parties, and the substitute well shall, for all purposes of this Agreement, be deemed to be the Exploratory Test Well or (ii) notify RLE that it elects not to drill a substitute well.  If MEUS elects not to drill a substitute well, then MEUS shall not have any interest in  the Non-Exclusive Area, in which event MEUS shall execute, acknowledge and deliver such assignments, bills of sale and other instruments as may the be necessary to properly evidence the ownership of the Parties in the Non-Exclusive Area, including, if necessary,  a quitclaim of any rights by MEUS.  Concurrently with the preparation of the assignments referred to in the preceding sentence, the Joint Operating Agreement shall immediately cease to be applicable to the Non-Exclusive Area.

     6.6  Operations After Drilling of Exploratory Test Well After operations in respect of the Exploratory Test Well have commenced, and save and except for any substitute well for the Exploratory Test Well, the costs, expenses and revenue attributable to any other or subsequent well drilled by the Parties shall be shared equally between them.

ARTICLE 7

Area of Mutual Interest

     7.1  Leases Excluded from AMI All oil and gas leases (other than the Lease, but then only to the limited extent that rights are earned therein) or rights to acquire the same by farmout, option or otherwise, or interests therein, which are owned by the Parties within the AMI as of the Effective Date are excluded from the further provisions of this Agreement relating to the acquisition of additional interests in the AMI, it being the intent of the Parties that each Party shall continue to own  its respective oil and gas leases or rights therein without any requirement to offer interests therein to the other Party, except as interests in the wells drilled upon those oil and gas leases are earned through the conduct of drilling operations thereon pursuant to this Agreement.  The exclusion from the AMI shall apply to currently owned oil and gas leases (except as hereinabove provided), rights to acquire oil and gas leases by farmouts, options or otherwise, so long as the  farmout, option or other agreement is in existence as of the Effective Date, and shall extend to  any renewal, extension or addition to any oil and  gas lease, farmout, option or other agreement taken within one year of the expiration of the original oil and gas lease, farmout, option  or other agreement and to any additional interests acquired by a Party in lands covered by any existing oil and gas lease, whenever acquired.

     7.2  Newly Acquired Properties. If either Party, or an affiliate of either Party (the "Acquiring Party"), after the Effective Date, except as provided in the second sentence of Section 7.1, acquires an interest in an oil and gas lease within the AMI, either directly as lessee, by assignment from a  previous owner or have the right to acquire an interest therein by virtue of a farmout, option or other agreement (each such oil and gas lease, farmout right, option right or other right being referred to herein as a "Newly Acquired Property") it shall notify the other Party (the "Non-Acquiring Party") of the acquisition of the Newly Acquired Property. The notice shall contain a copy of the instrument creating the Newly Acquired Property, any title or other information which is in the possession of the Acquiring Party and if the same is an oil and gas lease or an option to acquire the same, the relevant acquisition costs, including the costs to be paid to any lessee, the costs of bonus, delay rentals or compensatory royalties (to the extent paid before a well is spudded thereon pursuant to this Agreement) and to the extent the same may have to be paid before the acquisition of the Newly Acquired Property, brokerage costs, costs of travel by any landman which are reimbursed to the landman, recording and filing fees and other costs normally and customarily borne by a party acquiring oil and gas leases. If the Newly Acquired Property is a farmout or other agreement, the notice shall be accompanied by a copy of the farmout or other agreement. Within 30 days of the notice from the Acquiring Party, the Non- Acquiring Party shall make one of the two following elections: (1) to acquire up to 50.0% of the Acquiring Party's ownership interest, or (2) not to acquire an interest in the Newly Acquired Property. The failure of the Non-Acquiring Party to respond within 30 days of receipt of the notice from the Acquiring Party shall be an election under option (2). If the Non-Acquiring Party has elected option (1), it shall notify the Acquiring Party of its election, and shall accompany such notice with a check (or evidence of a wire transfer) of an amount equal to its proportionate share of the acquisition costs. If the responsive notice is not  accompanied by a check for acquisition costs, or fails to provide evidence of a wire transfer made within the election period, then Non-Acquiring Party receiving the notice will have made an election under option (2) and shall have no rights with respect to such Newly  Acquired Property and that Newly Acquired Property shall not be a part of the AMI. If a well is proposed upon a Newly Acquired Property, and both Parties have an interest therein, it shall be proposed on the same basis as any other well is proposed, shall be subject to the terms and provisions of a joint operating agreement which is, in form  and substance, equivalent to the Joint Operating Agreement (unless another form is then in place) and MEUS shall be the Operator thereof, unless otherwise provided in the instruments whereby the Newly Acquired Property was acquired.

     7.3  Assignments of Newly Acquired Properties. If a Party has properly exercised its option to acquire an interest in a Newly Acquired Property and has paid its share of the acquisition costs therefor, and if the Newly Acquired Property is an oil and gas lease, then the Acquiring Party shall, as soon as reasonably possible, execute, acknowledge and deliver an Assignment of Oil and Gas Leases, substantially in the form attached as Exhibit B hereto, assigning, transferring and conveying to the Non-Acquiring Party the proper undivided interest therein as set forth in Section 7.2. If the Newly Acquired Property is a farmout, option or other agreement, then the Acquiring Party shall execute such documents, instruments,  assignments or other agreements which may then be reasonably necessary to convey to the other Party the proper undivided interest therein as set forth in Section 7.2.

     7.4  Newly Acquired Properties Not Subject to Agreement. If a Party elected not to purchase an interest in a Newly Acquired Property as provided in Section 7.2, the Newly Acquired Property will not be subject to the terms of this Agreement.

ARTICLE 8

Participation By Others In Wells and Leases

     8.1  Third Party Participations. The Parties acknowledge and agree that each of them may, as to the interests owned by them in a well, assign all or portions of their interests therein to Third Party participants. However, no such assignment shall be  made so that the other Party shall not be entitled to receive as much interest in the well as existed  on the date of this Agreement, and in no event, after the date of this Agreement, shall a Party create any burden on production, overriding royalty interest, production payment, net profits obligation, carried working interest or other burdens or payments out of or measured by production or  other interest which will affect the interests of the other Party, without the consent of the other Party, and any such interests if created by a Party shall be "subsequently created interests" as defined in Section 16.2 of the Joint Operating Agreement. In no event, however, shall a Party be entitled to assign its rights, duties and obligations under this  Agreement, without the prior written  consent of the other Party, which consent shall not be unreasonably withheld.

     8.2  Restrictions on Third Party Participation. Each Party represents, warrants and agrees with the other Party that if a Party seeks to sell or to assign interests in a well or Contract Area to a Third Party, such sale or assignment shall be in compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and the securities laws of the several states which may have jurisdiction in respect of the same, as now in effect or as hereinafter amended, and the assigning Party shall hold the other Party harmless from, and indemnify the non-assigning Party for, any losses, costs, expenses, fines, fees or other damages suffered by the non-assigning Party by reason of a breach of this Section, and shall pay and be responsible for the non-assigning Party's reasonable legal fees and related costs.

ARTICLE 9

Operations On AMI

     Operations on, or with respect to, wells drilled in the AMI pursuant to this Agreement shall be conducted in accordance with the terms and provisions of the Joint Operating Agreement, in the form of the Joint Operating Agreement attached as  Exhibit C, and to the extent there may be a conflict between the terms of the Joint Operating Agreement and this Agreement, the terms of this Agreement will control.

ARTICLE 10

Seismic Data

     Each Party shall, subject to the terms and provisions of any existing licenses, and the provisions of Article 11, provide the other Party with all seismic data, whether 3-D, 2-D, processed, raw or otherwise, covering the AMI, including necessary support data, including, but not limited to, observer's reports, source and receiver survey data in such formats as may be requested by  the receiving Party, to the extent such data is in providing Party's possession. If existing, subject to the terms and provisions of any existing licenses, and the provisions of Article 11, the Party supplying the data shall also provide all reports, analyses and reports based thereon- In addition, each Party shall supply the other with a copy of all other geoscience data in that Party's possession as may be reasonably requested by the other Party but only to the extent that the providing Party may do so under the terms of any license or confidentiality agreement governing the same. Each Party will cooperate with the other to obtain all necessary licenses or sub-licenses (at the providing Party's cost) for any such data. The spirit and intention of this Article is to provide each Party with sufficient geoscience data to facilitate the joint evaluation of the AMI area for the purpose of identifying development and exploration opportunities. Recognizing the existence of several sources of and options to acquire data, the Parties agree to cooperate to seek the most cost-effective means of securing the data necessary to satisfy the goals of this Article.

ARTICLE  11

Confidentiality of Information

     11.1  Confidential Information Defined. For the purposes of this Agreement the term "Confidential Information" shall mean and include all information which is not in the public domain and which is in, or will come into, the possession of either Party, including geological and geophysical data, well and log data, maps and  other data, production or engineering data or reports and other proprietary information, lease and ownership information, as well as all other information, reports or data relating to any of the Lease, the wells, well sites and the  AMI, all of which, and in whatsoever kind or character whether written or electronic form or furnished by means of conversations, meetings or discussions among the Parties' respective directors, officers, employees, attorneys, agents, representatives, advisors or consultants is collectively included in the term "Confidential Information."

     11.2  Non-Disclosure of Confidential Information. During the term of this Agreement, neither Party nor any of its affiliates or its and their officers, directors, employees, consultants, agents, subcontractors, or representatives, shall disclose any of the Confidential Information to any Third Party, without the prior, written permission of the non-disclosing Party or  except as set forth in Section 11.3.

     11.3  Authorized Disclosures. Either Party may disclose Confidential Information, (a) to the MMS or any other governmental agency or bureau, to the extent and as necessary to obtain licenses, permits or other rights, or in  response to  the express direction of any authorized governmental agency or bureau; (b) pursuant to a subpoena or other court process; (c) as otherwise required by law or regulation, or order of any regulatory body; (d) which has become generally available to the public without a breach of the provisions of this Agreement; (e) to a bona fide investor, lending institution or other Third Party which is considering providing funds or investing in or with a Party regarding the subject matter of this Agreement, but then only to the extent reasonably required to permit the Third Party to properly evaluate the risks of lending or investing in the subject matter of this Agreement, (f) to attorneys, consultants, engineering staff, accountants and other professionals engaged by a Party to provide legal, engineering, geophysical, geological, accounting, tax or other professional advice in respect of the subject matter of this Agreement; (g) which was in the public domain without breach of this Agreement by either Party; or (h) as to which disclosure  the non-disclosing Party has previously consented in writing. In addition, either Party may disclose Confidential Information to a Third Party with whom a Party is engaged in a bona fide effort to sell, farm out, or trade all or a portion of its interest in the Lease, as to which disclosure the non-disclosing Party has previously consented in writing and subject to the Third Party's written agreement not to disclose the Confidential Information to others or not to use the Confidential Information except for the purpose for which it was disclosed.

     11.4  Specific Remedy for Improper Disclosures. The Parties acknowledge and agree that upon the breach of this Agreement, the damages arising therefrom may not be readily ascertainable, and that an adequate remedy at law may not be available, and each Party furthermore recognizes that irreparable harm may arise from such breach, and hence, each Party agrees that the Party which may be harmed shall be entitled to seek injunctive relief, or relief in the nature of an injunction, from any court of competent jurisdiction, against or with respect to the disclosing Party or the person to which or to whom such information may have been disclosed, without the necessity of pleading and proving such damages or pleading a cause of action actionable at law.

ARTICLE 12

Term; Termination

     12.1  Term, The term of this Agreement shall commence on the Effective Date and shall thereafter continue until terminated by the occurrence of one or more of the following events: (a) the agreement of both Parties to terminate this Agreement; (b) at the option of RLE, upon the failure of MEUS to pay the payments required in Article 2, as provided in Section 6.1; (c) the election of MEUS not to drill a substitute well for the Initial Well, as provided in Section 4.3; or (d) the expiration of every oil and gas lease covering lands within the AMI in which both Parties own an interest.

     12.2  Certain Matters To Survive Termination. However the termination of this Agreement occurs, certain obligations of the parties shall survive any termination. The Parties agree that, to the extent any final accounting may be due between the Parties, the same shall be made, and all payments or credits which may then be required shall continue to be an obligation of the Parties, and shall be paid to the Party entitled thereto. In addition, to the  extent that any assignments of interests may still be required to be made, this Agreement shall continue to be in force  and effect until such assignments are made. The obligations and agreements of the Parties as set forth in this Section 12.2 and  in Article  11, Article 13, Article 14, Article 15, Article 17 and Article 18 shall survive the termination of this Agreement for as long as necessary to resolve any matters which may then be pending between the Parties.

ARTICLE 13

Broker's Fees and Commissions

     Each Party hereby represents and warrants to the other that it has not entered into an arrangement with any other Third Party for the payment of any commission, broker's fee or finder's fee with reference to this Agreement which might be developed under the terms of this Agreement or any interests which may be acquired pursuant to this Agreement If either Party has any such arrangement with any Third Party, the responsibility therefor shall rest solely with the Party having the arrangement, who will be solely responsible for the payment of that obligation,  or the providing of overriding royalty interests or other compensation or remuneration, which, if the obligation consists of assigning an interest in and to any oil, gas and mineral leases or other rights in a Party's lease, will be borne solely out of the remaining interests of the Party having the arrangement.

ARTICLE 14

Notices

     14.1  Notices to Representatives. All notices required under the provisions of this Agreement shall be directed to the appropriate representative of a Party at the address set forth below:

       14.1.1.  RLE Notice Address:

                                 Rampant Lion Energy, LLC

                                 9700 Richmond Ave., Suite 124

                                 Houston, Texas 77046

                                 Attention:     John M. Jurasin

                                 Telephone     (832) 242-6000

                                 Fax           (713)917-0493

                                 E-mail:       johnjurasin@jurasinoilgas.com

       14.1.2.  MEUS Notice Address:

                                 Medco Energi US LLC

                                 200 Corporate Boulevard, Suite 100

                                 Lafayette, Louisiana 70508

                                 Attention:     W.D. Gibbs, President

                                 Telephone     (337)237-1822

                                 Fax           (337)237-1823

                                 E-mail:       dave.gibbs@us.medcoenergi.com

     14.2  Methods Of Providing Notices. Any Notice required or permitted to be given hereunder, other than a notice delivered pursuant to the provisions of the Joint Operating Agreement, shall be in writing, and may be given by personal delivery, by courier, by mail, by electronic mail or by facsimile machine addressed to the Party to whom such notice is directed as set forth above. A Notice, other than a notice delivered pursuant to the provisions of the Joint Operating Agreement, shall be effective as follows: if by personal delivery, upon the receipt thereof; if by courier service, upon receipt by the receiving Party from  the courier service; if by mail, three days after delivery thereof to the postal authorities, all postage pre-paid, certified and return receipt requested; if by electronic mail or by facsimile machine, upon confirmation by the transmitting Party from the receiving Party that the transmission was received.

     14.3  Emergency Provisions. The provisions of this Agreement in respect of the giving of notices and the times for giving such notices have been prepared in a fashion so that reasonable periods will exist from the time a notice is given until an action, such as a responsive notice or an election, is required. It is acknowledged, however, that circumstances may arise which preclude the Parties from acting within the times set forth herein for such actions, or which may require that actions be undertaken in less time than set forth in this Agreement. Each Party shall, in circumstances requiring a shortened period for an action, specify that such shorter period is necessary for an action, and such shorter period shall govern in such notice for the responsive action; provided, however, that except in circumstances where there is an emergency threatening the loss or destruction of life or property, such notices shall not specify a responsive action in less than three days. It is not intended that this provision shall supplant the other provisions of this Agreement in all instances, but shall be limited to the requirements set forth herein.

ARTICLE 15

Relationship Of The Parties

     15.1  No Partnership, It is not the intention of the Parties to create a partnership, association, trust or other business entity cognizable in law. The duties, obligations and liabilities of the parties, as between MEUS, on the one hand, and RLE on the other hand, are intended and declared to be separate and individual and not joint or collective, and nothing contained in this Agreement, or in any agreement made pursuant hereto, shall ever be construed to create a partnership, association, trust or other business entity cognizable in law for any purpose, or to impose a partnership duty, obligation or liability with respect to the parties. As between MEUS, on the one hand, and RLE on the other hand, each Party shall be individually responsible only for its own obligations as  set out in this Agreement and shall be liable only for its own proportionate share of the costs and expenses.

     15.2  No Fiduciary Relationship. In their relations with each other under this Agreement or under the Joint Operating Agreement, the Parties shall not be considered fiduciaries or, except as may be provided with regard to confidentiality restrictions in respect of Confidential Information, to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the Parties to act in good faith and fairly in their dealings with each other with respect to activities hereunder.

     15.3  Elections. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party elects to be excluded from the application of all of the  provisions of Subchapter K, Chapter 1, Subtitle A of the Code, as permitted and authorized by Section 761 of the Code and the Treasury Regulations. Each Party agrees to file such evidence of this election as may be required by the Secretary of the Treasury of the  United States or  the Internal Revenue Service, including, without limitation, all of the returns, statements and data required by Treasury Regulations §1.761, or any successor regulation thereto. Should there by any requirement that each Party hereby affected give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with the election made hereby. of any present or future income tax laws of the state or states in which the Leases are located or any future income tax laws of the United States contain provisions similar to those  in Subchapter fC, Chapter 1, Subtitle A of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without :he computation of partnership taxable income.

ARTICLE 16

Force Majeure

     16.1  Force Majeure.. The term of this Agreement and all obligations imposed by this Agreement on each Party, except for the payment of money, shall be suspended while compliance by the Party, despite the exercise of reasonable due diligence, is prevented in whole or in part by labor dispute, fire, war, civil disturbance, act of God; by federal, state or municipal laws; by any rule, regulation or order of or delay or failure to act by a federal, state, municipal or other governmental agency; by inability to timely secure required federal, state, municipal or other governmental permits through no fault of a Party; by any judicial acts restraining such conduct; by unavoidable accidents; or by any other cause or causes beyond reasonable control of the Party. No Party shall be required against its will to adjust or settle any labor dispute. No obligation which is suspended under this Section shall become due less than 30 days after it has been determined that the suspension is no longer applicable. If any period of suspension occurs during the term of this Agreement, the time thereof shall be added to such term..

     16.2  Notice Of Force Majeure Required. Whenever a Party's obligations are suspended by reason of force majeure, the Party whose  obligations are suspended shall as soon as reasonably practicable notify the other Parties and give full particulars of the reason for such suspension.

ARTICLE 17

Disputes

     17.1  Dispute Defined. If a Party to this Agreement reasonably believes that a dispute has arisen which the Parties are unable to settle, or one  Party asserts that the other has breached this Agreement, and the Party which is alleged to have breached this Agreement disputes the existence of the breach, then any Party may submit the  matter to a mediator for mediation.

     17.2  Mediation Proceedings. Any mediation which may occur pursuant to a Party's determination as set forth in Section 17.1 shall be governed by the Commercial Arbitration Rules (the "Rules") and Mediation Procedures of the American Arbitration Association (the "AAA") which are in effect upon the date when mediation is requested by a Party, with a single mediator. Mediation proceedings shall be commenced within 30 days of the initiation by a Party and shall be concluded with no more than three days of proceedings. The mediator shall be empowered to select the place of mediation, and shall give due effect to the location of records or other information as well as the costs and expense of travel of Parties to the place of mediation. Without limiting the foregoing, the mediator shall not conduct any mediation in the offices of any Party.

     17.3  Arbitration. If, after a good faith attempt to mediate, the Parties are unable to resolve their controversies, claims or disputes, then either Party may initiate arbitration proceedings by filing in writing a notice of demand for arbitration to the other Party and the American Arbitration Association. The tribunal shall be composed of one neutral arbitrator if the controversy, claim or dispute involves a maximum exposure of less than $1,000,000. If the Parties are unable to agree on a neutral arbitrator, one will be appointed pursuant to the Rules. If the controversy, claim or dispute involves a maximum exposure in excess of $1,000,000, then the tribunal shall consist of three arbitrators, with each Party appointing one arbitrator, and the two arbitrators so appointed appointing the third arbitrator who shall act as Chair. The tribunal shall apply the substantive laws set forth in  Section 18.3, excluding any conflicts of law and choice of law principles to determine a controversy, claim or dispute. The place of arbitration shall be Houston, Texas, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the tribunal, which the tribunal may modify for good cause shown. No award shall be made for punitive, special, exemplary or consequential damages or losses, including  loss of profits or loss of business opportunity. Judgment on the award may be entered in, and enforced by, any court of competent jurisdiction. All statutes of limitation that would otherwise be applicable shall apply to the controversy, claim or dispute. Any attorney-client privilege and other protection against disclosure of privileged or confidential information, including without limitation, any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to, and may be claimed by, any such party in any arbitration proceeding. The Parties shall treat all matters relating to the  arbitration as confidential. It  is the desire of the parties that any controversy, claim or dispute is resolved efficiently and fairly and the tribunal shall act in a manner consistent with these intentions.

ARTICLE 18

Miscellaneous Matters

     18.1  Further Assurances. The Parties shall from time to time do and perform such further acts and execute and deliver such further instruments, conveyances and documents as may be required or reasonably requested by the other Party to establish, to  maintain or to protect the respective rights and remedies of the Parties and to carry out the intentions and purposes of this Agreement.

     18.2  Calculation of Days. In calculating periods of days, Saturdays, Sundays and federal and state holidays observed by RLE and MEUS will be included, but if a notice is delivered or deemed delivered on a Saturday, Sunday or federal or state holiday, it shall not be operative until the next business day;  if a response is required to be sent on a day which would otherwise be a Saturday, Sunday or federal or state holiday, it need not be sent until the next business day. The provisions of this Section apply only to elections or notice periods under this Agreement and  shall not supersede the provisions of the Joint Operating Agreement. In calculating months under this Agreement, the length of a month shall not be considered, and if a computation of dates is required, then the dates shall be the equivalent dates, so that, for example, June 5 to August 5 shall be deemed to be two months.

     18.3  Governing Law. This Agreement and the other documents and instruments delivered or to be delivered hereunder (except as otherwise provided therein or herein) shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements executed and performable wholly within the State of Texas, excluding any conflicts of law rule or law which might refer such construction and interpretation to the laws of another state.

     18.4  Waiver Of Breach. The failure of a Party to insist upon strict performance of any provision hereof shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

     18.5  Amendments. No manager, officer, director, employee or agent of RLE or MEUS may amend, alter, supplement, change or modify this Agreement, except by a written instrument executed by duly authorized managers, officers or agents of RLE and MEUS, Any attempted oral modification or written modification, except as specifically set forth herein shall be void, ab initio and shall not be construed as, nor shall it be, a modification of this Agreement

     18.6  Not To Be Construed Against The Drafter. Each Party acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

     18.7  Interpretation Of Agreement All references in this Agreement to Articles or Sections refer to corresponding Articles or Sections of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such Articles or Sections are for convenience only and shall not constitute part of such Articles or Sections or subdivisions and shall be disregarded in construing the language contained in such Articles or Sections. Words or terms such as "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" or words of similar import refer to this Agreement as a whole and not to any Particular Article or Section unless expressly so limited. The word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variants. The rule of ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded  by an enumeration of particular examples. AH references in this Agreement  to Exhibits refer to Exhibits to this Agreement unless expressly provided otherwise, and all Exhibits are incorporated herein by reference and are made a part hereof for all purposes. Throughout this Agreement and in the Exhibits, where the context requires, the singular shall include the plural and the masculine shall include the feminine and the neuter.

     18.8  Execution; Counterpart Execution. This  Agreement may be executed in multiple counterparts each of which shall be deemed an original  and all of which taken together shall constitute one instrument; provided, however, that this Agreement shall be effective as to each Party upon its execution hereof whether all counterparts are executed by a Party or not. In making proof of this Agreement it shall not be necessary to produce nor to account for all counterparts hereof, and it shall be sufficient to produce but one counterpart original hereof executed by the Party sought to be charged thereby.

     18.9  Execution By Facsimile. The Parties specifically intend that this Agreement may be executed by facsimile or by the exchange of documents in electronic format in accordance with the Uniform Electronic Transactions Act, and that this Agreement shall be deemed to be executed by the Parties when a Party has caused the execution hereof by a person duly authorized to execute the same, has then forwarded the Agreement by facsimile or electronic mail, and the other Parties have executed the counterpart of the Agreement received by them and have returned a fully executed counterpart to the originating Party. Upon the receipt by the originating Party of a fully executed counterpart, whether the same be in facsimile or electronic form, the Agreement shall then be deemed to be executed and effective. The Parties may, but shall not be required to, exchange counterparts bearing original signatures, but the date of execution shall be deemed to be the date upon which the originating Party received the fully executed counterpart.

       This Agreement has been executed by the duly authorized and acting manager or officer of each Party, to be effective as of and from the Effective Date, and each Party represents, warrants and agrees with the other Party that the person executing this Agreement on behalf of a Party possesses all requisite authority to do so, and the execution hereof shall be binding upon the Party on whose behalf this Agreement is so executed.

Rampant Lion Energy, LLC

   By: Jurasin Oil & Gas, Inc., Manager

Exhibit A

To

Mustang Island Block 758 Participation Agreement

Dated May 24,2006

By And Between

Rampant Lion Energy, LLC

And

Medco Energi US LLC

Map

CHEVRON
OCS 3020
ISLAND BLK. 757-L FIELD
758
Exclusive Area: 2280 Acres
Bottom 5/8 of W 1/2 (1800 Acres)
Plus W 1/3 of SE 1/4 (480 Acres)
Non - Exclusive Area: 3480 Acres
5760 - 2280 = 3480 Acres
Land Map

Exhibit B

To

Mustang Island Block 758 Participation Agreement

Dated May 24,2006

By And Between

Rampant Lion Energy, LLC

And

Medco Energi US LLC

Geological Requirements And Distribution Schedule

Form Of Assignment

Assignment Of Record title Of Oil and Gas Lease

Know All Men By These Present, That

       This Assignment and Conveyance ("Assignment") is from Rampant Lion Energy, LLC, a Louisiana limited liability company ("Assignor"), having a mailing address of 9700 Richmond Ave., Suite 124, Houston, Texas 77046 to Medco Energi US LLC ("Assignee"), having a mailing address of 200 Corporate Boulevard, Suite 100, Lafayette, Louisiana 70508.

       Assignor, for and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confessed by Assignor, does hereby Sell, Assign, Convey, Transfer, Set Over and Deliver, without warranties or covenants of title, express, implied or statutory, except as set forth below, unto Assignee and Assignee's successors in title and assigns, effective as of 7:00 a.m. local time of the location of the properties herein assigned, on May 24, 2006 (the "Effective Date"), the following properties and rights:

       1.     An undivided 43.75%  interest  in and to certain oil and gas lease bearing serial number OCS-G 23135, dated October 1, 2001, and originally issued to Paragon Petroleum, Inc. and DDD Energy, Inc. as lessees, covering the entirety of Block 758, Mustang Island Area, OCS Leasing Map, Texas Map No. 3 and located in Federal waters offshore of the State of Texas, and consisting of 5,760 acres, more or less (the "Lease");

       2.     A like undivided interest in or to all easements, surface leases, permits, rights-of- way, licenses, servitudes and other similar interests necessary or useful to or used in connection with the exploration, development or operation of the Lease (collectively, the "Easements");

       This Assignment from Assignor to Assignee is expressly made subject to:

       (A)   a proportionate part of the covenants, provisions, royalties and terms of the Lease;

       (B)    the terms and  conditions of all existing orders, rules and regulations and ordinances of federal, state and other governmental agencies having jurisdiction;

       (C)    a proportionate part of all overriding royalty interests, restrictions, exceptions, reservations, burdens, encumbrances, conditions, limitations, interests, instruments, agreements and other matters, if any, which are described in Exhibit A to this Assignment, unless, in Exhibit A, the same are to be borne exclusively by Assignor;

       (D)    all of such orders, rules, regulations, ordinances, instruments, burdens, encumbrances, reservations and terms and conditions listed in clauses (A) through (C) of this Assignment, to the extent the same are valid and enforceable and apply to the lands and interests covered by the Lease are referred to in this Assignment collectively, as the "Existing Burdens."

       To Have And To Hold, all and singular, the Lease and the Easements, subject only to the Existing Burdens, unto Assignee and Assignee's successors in title and assigns, forever. The assignment of the Subject Interests and the Easements is made without warranties or covenants of title, express, implied or statutory, but is made with full substitution and subrogation of Assignee, and Assignee's successors in title and assigns to any warranty or covenant of title heretofore given to Assignor in respect of title to the Subject Interests and the Easements. The reference herein to the Existing Burdens is for the purposes of protecting Assignor on Assignor's warranties, and shall not create, nor constitute a recognition of, any rights in third parties.

       Assignor, or Assignor and Assignee, have executed or will execute, certain separate assignments of the Lease or operating rights therein for filing with and approval by the United tates of America or any agency or bureau thereof. Those separate assignments are on  forms prescribed or suggested by an agency or bureau and evidence the assignment herein made, and do not constitute any additional conveyance of the Lease, the Easements or interests therein, are not intended to modify, and shall not modify any of the terms, covenants and warranties herein set forth and are not intended to create and shall not create any additional covenants and warranties of or by Assignor to Assignee. The separate assignments and this Assignment shall, when taken together, be deemed to be one conveyance of the Lease, the Easements and other rights.

       All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, and their respective successors in title and assigns.

       In Witness Whereof, Assignor has executed this Assignment on the date of the acknowledgment annexed hereto, but this Assignment shall be effective as of the Effective Date hereinabove recited.

                                         ASSIGNOR

                                         Rampant Lion Energy, LLC

                                         By: Jurasin Oil & Gas, Inc., Manager

                                         By: /s/ John M. Jurasin

                                         John M. Jurasin, President

The State Of Texas             §

                                              §

County Of Harris                §

      This instrument was acknowledged before me on this ____day of May, 2006, by John M. Jurasin, as President of Jurasin Oil & Gas, Inc., Manager of Rampant Lion Energy, LLC, on behalf of Rampant Lion Energy, LLC, a Louisiana limited liability company.

                                                        Notary Public in and for the State of Texas

My Commission Expires:

                  [Attach Exhibit A, Describe Existing Burdens]

Exhibit D

To

Mustang Island Block 758 Participation Agreement

Dated May 24,2006

By And Between

Rampant Lion Energy, LLC

And

Medco Energi US LLC

Geological Requirements And Distribution Schedule

Required Well Data	No. Of Copies

Prior to drilling:
Engineering & Geological Requirements
1. AFE Authorizations	2
2. Well and Geological Prognosis and Drilling Program	2
3. All Forms or Reports to Government Agencies	2
4. Survey Plat	2
5. Notice of Intent to Drill	2
6. All permits obtained for drilling	2

During and after drilling:
Engineering Requirements
1. Drilling, Testing, Completion & Production Reports	see below
2. DST Reports and Charts	2
3. Water and Hydrocarbon Analyses	2
4. Cement Bond Logs	2
5. Completion Reports	2
6. Plugging Record	2
Geological Requirements
1. Wire Line Logs - Field Prints..	2
2. Wire Line Logs - Field Telecopy	2
3. Wire Line Logs - Final Prints	2
4. Core Description and Analysis	2
5. Hydrocarbon Mud Log - Daily Report before 9:00 a.m. and daily telecopy of 1" log plus 5" over any show to contact below..	2
6. Hydrocarbon Mud Log - Final Report	2

Daily Drilling Reports - Telephone & Written Daily drilling progress reports from commencement of drilling operations to completion/abandonment are to be sent by facsimile or e-mail prior to 9:00 am. and, if sent by facsimile, additional copies to be mailed weekly.

One set of copies of all reports, prints, etc. to be sent to each of the following;

             Paragon Petroleum, Inc.

             15375 Memorial, Ste. G200

             Houston, Texas  77079-4101

             Telephone:   (281) 925-7210

             Facsimile::   (281) 925-7281

             E-Mail:      Bill.Howell@GSFdrilI.com

             Attention:     Mr. Bill Howell, President

             and

             Rampant Lion Energy, LLC

             9700 Richmond Ave., Suite 124

             Houston, Texas 77046

             Telephone    (832) 242-6000

             Fax          (713)917-0493

             E-mail:      johnjurasin@jurasinoilgas.com

             Attention:     Mr. John M. Jurasin